Exhibit 10.88
On Demand Guarantee

dated this 14 September 2018, by

Seanergy Maritime Holdings Corp., of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Republic of the Marshall Islands
(hereinafter "Guarantor"),

in favor of

Uniper Global Commodities SE, Holzstrasse 6, 40221 Düsseldorf, Germany
(hereinafter "UGC").

WHEREAS, Lord Ocean Navigation Co., of 80 Broad Street, Monrovia, Republic of Liberia (hereinafter "Counterparty"), being a subsidiary of the Guarantor, has entered into or is contemplating entering a certain charterparty with UGC for the time charter of the M/V Lordship (the "Vessel") on the terms and conditions agreed therein (the "Contract") (such charterparty, as the same may from time to time be modified, amended and supplemented, shall be referred hereinafter to as the "Contract").

NOW THEREFORE, in consideration of the foregoing, Guarantor hereby covenants and agrees as follows:

1.
Guarantee: The Guarantor hereby irrevocably and unconditionally guarantees the timely performance the obligation by the Counterparty to provide the Vessel to UGC (the "Obligation").  Guarantor and UGC acknowledge that the Contract's terms provide for the Vessel to be installed with a fuel oil scrubber at UGC's expense and UGC to benefit from the fuel oil savings (if any) arising from the scrubber installation throughout the term of the Contract.  Guarantor acknowledges and agrees that the failure of the Counterparty to perform the Obligation may lead to the inability of UGC to realise such savings.  UGC acknowledges and agrees that the Guarantor shall only be obligated to pay money and shall have no obligation to perform otherwise under the Contract, including, without limitation, to sell, deliver, supply or transport any commodity.

The Guarantor's liability under this Guarantee shall be limited to US$1,170,000 (United States Dollars one million, one hundred seventy thousand) (the "Cap") provided that for each stem of HSIFO 380 CST or other ISO certified Heavy Fuel Oil purchased and consumed by the Vessel pursuant to the terms of the Contract the Cap shall decrease as follows:

a)	where the Fuel Spread (as defined in the Contract) is lower than USD$250 pmt, by 100% of the Fuel Spread;

b)	where the Fuel Spread is between USD$ 251 pmt and USD$350 pmt, by 75% of the Fuel Spread over USD 250 pmt plus a) above;

c)	where the Fuel Spread is above USD$351 pmt, by 57.5% Fuel Spread over USD$350pmt plus a) and b) above.

multiplied by the respective stem of HSIFO 380 CST or other ISO certified Heavy Fuel Oil purchased and consumed.

2.
Payment Demand and Terms of Payment: If the Counterparty fails or refuses for whatever reason to fulfil the Obligation, UGC shall notify the Guarantor in writing of the manner in which the Counterparty has failed to perform and demand that payment be made by the Guarantor under this Guarantee (a "Payment Demand").

Upon receipt of a Payment Demand, the Guarantor shall make payment in-full, in no event later than ten (10) German business days after the receipt of such Payment Demand, to the bank account specified in the Payment Demand.  Payment shall be made irrespective of any potential right of set-off, counterclaims or other defenses, together with all interest, attorneys' fees and other reasonable and documented costs and expenses incurred by UGC in connection with the Counterparty's failure to promptly, fully and faithfully perform its Obligation.

3.
Waivers: This is an unconditional and absolute on demand Guarantee (Garantie) and not merely a surety (Bürgschaft). Therefore Guarantor hereby waives (a) any right to assert any counterclaim or other defenses before payment and to exercise any right to set-off; (b) any right to require that any action or proceeding be brought against the Counterparty or any other person; and (c) to require that UGC seek enforcement of any other credit support or performance assurance securing the fulfillment of the Obligation, prior to any action against Guarantor under the terms hereof.

No delay of UGC in the exercise of or failure to exercise any right hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of the Guarantor from any obligations hereunder.

4.
Guarantor hereby consents to the renewal, compromise, extension, acceleration or other changes in the time of performance of or other changes in the terms of the Obligation of the Counterparty under the Contract, or any part thereof or any changes or any other modifications to the terms of the Contract.

5.
Assignment: The Guarantor shall not, without the prior written consent of UGC, assign to any entity its rights or obligations under this Guarantee. UGC may at any time with the prior written consent (not to be unreasonably withheld) of the Guarantor assign the whole or any part of its rights under this Guarantee to any person to whom the whole or any part of the rights of UGC under the Contract has been assigned.

6.
Subrogation: The Guarantor agrees that for so long as until the Cap has reduced to zero pursuant to paragraph 2 above it shall not exercise any right which it may at any time have (a) to be indemnified by the Counterparty or (b) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of UGC or of any other security taken in respect of the Counterparty's Obligation.

7.	Termination: This Guarantee shall terminate on the earlier of the (i) date on which the Counterparty has performed the Obligation or (ii) the date on which the Cap has reduced to zero.

8.	Representations and warranties: The Guarantor represents and warrants that:

(a) it is an entity duly organised and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guarantee;
(b) no authorisation, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over the Guarantor is required on the part of the Guarantor for execution and delivery of this Guarantee; and
(c) this Guarantee, when executed and delivered, will constitute a valid and legally binding agreement of the Guarantor.

9.	Miscellaneous: This Guarantee shall be binding upon the Guarantor, its successors and assigns and inure to the benefit of and be enforceable by UGC, its successors and assigns.

This Guarantee and any other non-contractual obligations connected with it shall be governed by and interpreted in accordance with the laws of England. This Guarantee and any other non-contractual obligations connected with it shall be governed by and interpreted in accordance with the laws of England.

No term or provision of this Guarantee, included this provision, shall be amended, modified, altered, waived or supplemented except in writing duly signed by the Guarantor and UGC.

/s/ Stavros Gyftakis	/s/ Novera Khan
For and on behalf of the	For and on behalf of the
Guarantor	Uniper Global Commodities SE
Stavros Gyftakis	Novera Khan
Chief Risk Officer